IVY FUND

                             PLAN PURSUANT TO RULE 18F-3
                                      UNDER THE
                            INVESTMENT COMPANY ACT OF 1940
                                     (the "Plan")

          I.   INTRODUCTION

               As required by Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), this Plan describes the multi-class system that will apply to certain series of Ivy Fund (each, a "Fund" and collectively, the "Funds"), including the separate class arrangements for the service and distribution of shares, the method for allocating the expenses and income of each Fund among its classes, and any related exchange privileges and conversion features applicable to the different classes.

          II.  THE MULTI-CLASS SYSTEM

               Each of the following nine Funds is authorized to issue two classes of shares, identified as Class A and Class B, respectively: Ivy Canada Fund, Ivy China Region Fund, Ivy Emerging Growth Fund, Ivy Global Fund, Ivy Growth Fund, Ivy Growth with Income Fund, Ivy Latin America Strategy Fund, Ivy Money Market Fund,1 [The separation of Ivy Money Market Fund shares into two classes is being authorized (effective before January 1, 1996) to enable the Funds' transfer agent to track the contingent deferred sales charge period that applies to Class B shares of other Ivy or Mackenzie Funds that are being exchanged for shares of Ivy Money Market Fund. (See Section III.D. below.) In all other relevant respects, the two classes of Ivy Money Market Fund shares are identical (i.e., having the same arrangement for shareholder services and the distribution of securities).] Ivy International Bond Fund and Ivy New Century Fund. Each of the following three Funds is authorized to issue a third class of shares, identified as Class I: Ivy Bond Fund, Ivy International Fund and Ivy Short-Term Bond Fund.

               Shares of each class of a Fund shall represent an equal pro rata interest in the underlying assets of that Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear the expenses attributable to it as set forth in
          Section III.C.2., below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Class A shares, Class B shares and Class I shares shall have the particular features ascribed to them in Section III, below.












          III.      CLASS ARRANGEMENTS

               A.   Front-End Sales Charges and Contingent Deferred Sales
          Charges

               Class A shares of each of the Funds, except Ivy Money Market Fund, shall be offered at net asset value plus a front-end sales charge. The front-end sales charge shall be in such amount as is disclosed in each Fund's current prospectus and shall be subject to reductions for larger purchases and such waivers or reductions as are determined or approved by the Board of Trustees. Class A shares of Ivy Money Market Fund shall be offered at net asset value without the imposition of a front-end sales charge. Class A shares generally shall not be subject to a CDSC, provided, however, that such a charge may be imposed in certain limited cases as disclosed in each Fund's current prospectus.

               Class B shares of each of the Funds shall be offered at net asset value without the imposition of a front-end sales charge. A CDSC in such amount as is described in each Fund's current prospectus or prospectus supplement shall be imposed on Class B shares of each of the Funds, except Ivy Money Market Fund, subject to such waivers or reductions as are determined or approved by the Board of Trustees. A CDSC shall not be imposed on Class B shares of Ivy Money Market Fund.

               None of the Funds that sell Class I shares impose a sales charge on the purchase of such shares.

               B.   Rule 12b-1 Plans

               Each of the Funds, except Ivy Money Market Fund, has adopted a service and distribution plan pursuant to Rule 12b-1 of the 1940 Act (a "12b-1 plan"). The fees currently charged to each Fund under its 12b-1 plan are set forth in the table below. The fees are based on percentages of the Funds' average daily net assets.2 [Fees for services in connection with the Rule 12b-1 plans will be made consistently with any applicable restriction imposed by Section 26 of the Rules of the National Association of Securities Dealers, Inc.] The Funds' Class I shares are not subject to Rule 12b-1 service or distribution fees.

               The services provided by Mackenzie Ivy Funds Distribution, Inc. (the "Distributor") in connection with each Rule 12b-1 plan for which service fees3 [In connection with the distribution plan, Class A and Class B shares of a Fund pay the Distributor at the annual rate of up to 0.25% of the average daily net asset value attributable to its Class A and Class B shares, respectively. Class B shares of a Fund (other than Ivy Short-Term Bond Fund) pay the Distributor an additional amount for other distribution services at the annual rate of 0.75% of the Fund's average daily net assets attributable to its Class B shares. Class B shares of Ivy Short-Term Bond Fund pay the Distributor an additional amount for other distribution services at the annual rate of 0.50% of the Fund's average daily net assets attributable to its Class B shares.] are paid include, among other things, advising clients or customers regarding the purchase, sale or retention of a Fund's Class A or Class B shares, answering routine inquiries concerning the Fund, assisting shareholders in changing options or enrolling in specific plans and providing shareholders with information regarding the Fund and related developments.

               The other distribution services provided by the Distributor in connection with each Fund's Rule 12b-1 plan include any activities primarily intended to result in the sale of Class B shares of a Fund. For such distribution services, the Distributor is paid for, among other things, compensation to broker-dealers and other entities that have entered into an Agreement with the Distributor; bonuses and other incentives paid to broker-dealers or such other entities; compensation to and expenses of employees of the Distributor who engage in or support distribution of a Fund's Class B shares; telephone expenses; interest expense (only to the extent not prohibited by a regulation or order of the SEC); printing of prospectuses and reports for other than existing shareholders; and preparation, printing and distribution of sales literature and advertising materials.










































                                                      CLASS B
                                                    SHARES 12b-1
                                   CLASS A SHARES       FEES
                                     12b-1 FEES     (Service and
                                    (Service Fee    Distribution
           FUND NAME                   Only)           Fees)


           Ivy Bond Fund                 0.25%           1.00%


           Ivy Canada Fund               0.25%           1.00%

           Ivy China Region Fund         0.25%           1.00%


           Ivy Emerging Growth           0.25%           1.00%
           Fund

           Ivy Global Fund               0.25%           1.00%


           Ivy Growth Fund               0.25%           1.00%


           Ivy Growth with Income        0.25%           1.00%
           Fund

           Ivy International Bond       0.25%            1.00%
           Fund


           Ivy International Fund        0.25%           1.00%

           Ivy Latin America             0.25%           1.00%
           Strategy Fund


           Ivy Money Market Fund4        0.00%           0.00%
           [See supra note 1.]


           Ivy New Century Fund          0.25%           1.00%

           Ivy Short-Term Bond           0.25%           0.75%
           Fund




















               C.   Allocation of Expenses and Income

                    1.   General

               The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of each Fund shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund. Expenses to be so allocated include expenses of Ivy Fund that are allocated to a Fund and are not attributable to a particular Fund or class of a Fund ("Trust Expenses") and expenses of a Fund not attributable to a particular class of the Fund ("Fund Expenses"). Trust Expenses include, but are not limited to, Trustees' fees and expenses, insurance costs, certain legal fees, expenses related to shareholder reports and printing expenses. Fund Expenses include, but are not limited to, certain registration fees (i.e. State registration fees imposed on a Fund-wide basis and SEC registration Fees) and, custodial fees, transfer agent fees, advisory fees, fees related to the preparation of separate documents of a particular Fund, such as a separate prospectus, and other expenses relating to the management of the Fund's assets.

                    2.   Class Expenses

               Expenses attributable to a particular class5 [See supra,
          note 1.] ("Class Expenses") may include: (a) payments pursuant to the Rule 12b-1 plan for that class; (b) transfer agent fees attributable to a specific class;6 [The "Other Expenses" for Class I shares of Ivy Bond Fund, Ivy Short-Term Bond Fund and Ivy International Fund are lower than the corresponding expenses for such Funds' Class A and Class B shares, because Class I shares bear lower transfer agency fees than Class A and Class B shares and bear no distribution or service fees. For example, while Class A and B shares of these three Funds bear an annual transfer agency fee of $20.75 per open account, Class I shares of the Funds bear an annual transfer agency fee of only $10.25 per open account. In addition, Class I shares of Ivy Bond Fund and Ivy International Fund bear lower administrative services fees relative to such Funds' Class A and Class B shares. Thus, while Class A and Class B shares of each such Fund bear a monthly administrative services fee based upon the Fund's average daily net assets at the annual rate of 0.10%, Class I shares of such Funds pay such a fee at the annual rate of only 0.01%.] (c) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders; (d) registration fees (other than those set forth in Section C.1. above); (e) the expense of administrative personnel and services as required to support the shareholders of a specific class; (f) litigation or other legal expenses relating solely to one class of shares; and
          (g) Trustees' fees incurred as a result of issues relating to one class of shares. Expenses described in (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses, but only if Ivy Fund's President and Secretary/Treasurer have determined, subject to the approval or ratification of the Board of Trustees, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended ("Code").

               In the event that a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Trust Expense or Fund Expense, and in the event a Trust Expense or Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Trustees.

                    3.   Waivers or Reimbursements of Expenses

               Expenses may be waived or reimbursed by any adviser to Ivy Fund, by Ivy Fund's underwriter or any other provider of services to Ivy Fund without the prior approval of Ivy Fund's Board of Trustees.

               D.   Exchange Privileges

               Shareholders of each Fund have exchange privileges with the other Funds and with the funds comprising the Mackenzie Series Trust (each, a "Mackenzie Fund").7 [Other exchange privileges, not described herein, exist under certain other circumstances, as described in each Fund's current prospectus.] Class A shareholders of a Fund may exchange their outstanding Class A shares for Class A shares of another Fund or Mackenzie Fund on the basis of the net asset value per Class A share plus an amount equal to the difference between the sales charge previously paid on the outstanding class A shares and the sales charge payable at the time of the exchange on the new Class A shares. Incremental sales charges are waived for outstanding Class A shares that have been invested for 12 months or longer.

               Class B shareholders may exchange their outstanding Class B shares for Class B shares of another Fund or Mackenzie Fund on the basis of the net asset value per Class B share, without the payment of any CDSC that would otherwise be due upon the redemption of Class B shares. Class B shareholders who exercise the exchange privilege would continue to be subject to the original Fund's CDSC schedule (or period) following an exchange if such schedule is higher (or longer) than the CDSC for the new Class B shares.

               Class I shareholders may exchange their outstanding Class I shares for Class I shares of another Fund or Mackenzie Fund on the basis of the net asset value per Class I share.

               Shares resulting from the reinvestment of dividends and












          other distributions will not be charged an initial sales charge or CDSC when exchanged into another Fund or Mackenzie Fund.

               With respect to Fund shares subject to a CDSC, if less than all of an investment is exchanged out of the Fund, the shares exchanged will reflect, pro rata, the cost, capital appreciation and/or reinvestment of distributions of the original investment as well as the original purchase date, for purposes of calculating any CDSC for future redemptions of the exchanged shares.

               E.   Conversion Features

               A Fund shareholder's Class B shares and an appropriate portion of both reinvested dividends and capital gains on those shares will be converted into Class A shares automatically no later than the month following eight years after the shares were purchased, resulting in lower annual distribution fees for the shareholder. If the shareholder exchanged Class B shares from one of the other Funds or a Mackenzie Fund into Class B shares of the original Fund, the calculation will be based on the time the Class B shares in the original Fund or Mackenzie Fund were purchased.

          IV.  BOARD REVIEW

               A.   Initial Approval

               The Board of Trustees of Ivy Fund, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of Ivy Fund or a Fund ("Independent Trustees"), at a meeting held on December 1-2, 1995, initially approved the Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class of shares of a Fund individually and Ivy Fund as a whole. Their determination was based on their review of information furnished to them that they deemed reasonably necessary and sufficient to evaluate the Plan.

               B.   Approval of Amendments

               Prior to any material amendments to this Plan, Ivy Fund's Board of Trustees, including a majority of Independent Trustees, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or fund expenses), is in the best interests of each class of shares of a Fund individually and Ivy Fund as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Trustees of Ivy Fund shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan. Such information shall address the issue of whether any waivers or reimbursements of advisory or administrative fees could be considered a cross-subsidization of one class by another, and other potential conflicts of interest between classes.

               C.   Periodic Review

               The Board of Trustees of Ivy Fund shall review the Plan as frequently as it deems necessary, consistent with applicable legal requirements.

          V.   Effective Date

               The Plan, having been reviewed and approved by the Board of Trustees of Ivy Fund and by a majority of the Independent Trustees, as described in Section IV.A. of the Plan, shall take effect as of January 1, 1996.

          VI.  Amendments

               The Plan may not be amended to modify materially its terms unless such amendment has been approved in the manner specified in Section IV.B. of the Plan.